UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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Kavilco Incorporated
(Exact name of Registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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November 5, 2009

Re:	Kavilco’s response to Frederick O. Olsen, Jr. proxy solicitation

Dear Shareholder,

You may have received a proxy solicitation from Kavilco shareholder, Frederick Otilius Olsen, Jr. asking you to vote for him as a director at this year’s 2009 annual meeting. This proxy was not affiliated with the Board-approved management proxy that was sent to all shareholders on October 5, 2009.

By paraphrasing our 2008 Annual Report, “...Kavilco has focused its strategy on achieving financial performance rather than accomplishing social goals,” Mr. Olsen has expressed concern that the spiritual needs of Kavilco’s shareholders have not been met and he hopes to rectify that situation.

In the early years of Kavilco, a survey sent to our shareholders showed that dividends and land ownership was the utmost priority in their expectations. In response to the survey results, Kavilco’s strategy turned to financial performance. The vision and strategy of your Board of Directors to invest in the financial markets has translated into exceptional dividends for original shareholders and their descendants. From 1980 to 2008, the cash distribution totals over $43 million, more money from earnings per share than any other Native corporation in southeast Alaska.

Kavilco is a registered investment company subject to the rules and regulations of the Securities and Exchange Commission (SEC). The predominant mission of a registered investment company must be the prudent management of the company’s financial assets, and the current Board and management understand their obligations in this regard.

Nonetheless, the members of the Board remain concerned with the issues that affect the community and the protection of our culture and heritage. To that end, the Board and management formed the Kasaan Haida Heritage Foundation, and applied for and received tax-exempt status for the Foundation. The Foundation is managed by a separate board of directors. Kavilco’s Board believes that the Foundation is the appropriate vehicle for the promotion and support of cultural activities. It urges shareholders who are concerned with cultural matters to become involved in its activities.

Kavilco’s Board and management have avoided the pitfalls of other southeast Native corporations and major economic events over the past two decades because of independent thinking and research. We have established a tradition of integrity, insight and vision. Your Board has been very conservative and protective of your financial portfolio in keeping with our mission statement: “To honor the vision and unselfish actions of our Kasaan Haida ancestors and elders, the goals of Kavilco Incorporated are to provide dividends and to preserve the assets for all generations.”

Kavilco urges your support for the Board-approved management proxy. While we agree with Mr. Olsen that our spiritual needs should be met, he could better serve the Haida culture by seeking a position on the Foundation board of directors.

Please feel free to call me if you have further questions.

Sincerely,

Louis A. Thompson

President/CEO

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